Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-59064 and 33-66818) of Aerosonic Corporation of our report dated October 27, 2003, except for the information in Note 8 as to which the date is October 30, 2003, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/S/    PRICEWATERHOUSECOOPERS, LLP

Tampa, Florida

October 30, 2003